Exhibit 99.1

Zedge Announces Strong Results in Third Fiscal Quarter

●	Reports year-over-year revenue growth of 153% to $5.3 Million; Net income of $1.9 million; EPS of $0.13; EBITDA[1] of $2.3 million; and Monthly Active Users[2] (MAU) of 34.5 million

●	Raises full-year fiscal 2021 revenue guidance to growth of 95-100%

●	Key product management hires chart the path for future growth

New York, NY – June 10, 2021: Zedge, Inc. (NYSE AMERICAN: ZDGE), a leading global developer of mobile phone personalization and entertainment apps, today announced results for its third fiscal quarter ended April 30, 2021.

“We continued to outperform in the third quarter, reporting strong year-over-year revenue growth and our 6th straight quarter of positive EBITDA, especially in light of the third quarter being a historically weaker period due to lower post-holiday advertising budgets,” said Jonathan Reich, chief executive officer. “Year-over-year MAU growth was nearly 20%, driven by emerging markets expansion and a marked decline in MAU attrition rates in well-developed markets. MAU growth, combined with the ongoing investments we continue making in optimizing ad operations, provide us with a strong competitive advantage. These investments, coupled with what we view as attractive 1st and 2nd-year renewal rates from our paid subscription offering, contributed to this quarter’s impressive results.

“To continue our strong growth into the future, we recently made strategic product management hires to focus on driving user engagement, particularly in well-developed markets, across Zedge Premium, paid subscriptions, our freemium phone personalization product, and Shortz. To that end, we expect to iteratively roll out social and community features, Zedge Premium value-ads, and other upgrades that will help us continue to grow our core business while scaling newer initiatives.”

Fiscal Third Quarter Highlights

●	Revenue increased 152.6% to $5.3 million versus $2.1 million last year;

●	Active subscriptions[2] and subscription revenue increased 88.7% and 97.6%, respectively, versus last year;

●	Operating income and operating margin of $2.0 million and 37.7%, respectively, versus an operating loss of ($0.1) million and (6.1)%, respectively, last year;

●	Net income and diluted earnings per share of $1.9 million and $0.13, respectively, versus a net loss and loss per share of ($0.3) million and ($0.03), respectively, last year;

●	Cash flow from operations increased 504.1% to a record $4.0 million versus $0.7 million last year;

●	EBITDA[1] was $2.3 million versus $0.0 million last year;

●	Monthly active users[2] (MAU) increased by 19.8% versus last year;

●	Zedge Premium Gross Transaction Value[2] (GTV) increased 68.0% versus last year.

Select Financial Metrics: Fiscal 2021 versus Fiscal 2020 as of 4/30/21*
(in $M except for EPS)	Q321	Q320	Change	YTD 2021	YTD 2020	Change
Total Revenue	$5.3	$2.1	152.6%	$14.3	$6.8	112.1%
Advertising Revenue	$4.3	$1.5	188.3%	$11.6	$5.4	113.9%
Subscription Revenue	$0.9	$0.5	97.6%	$2.3	$1.0	129.5%
Other Revenue	$0.1	$0.1	2.4%	$0.4	$0.3	4.4%
Operating Income (Loss)	$2.0	$(0.1)	nm	$5.6	$(0.8)	nm
Operating Margin	38%	-6%		39%	-12%
Net Income (Loss)	$1.9	$(0.3)	nm	$5.3	$(1.0)	nm
Diluted Earnings (Loss) Per Share	$0.13	$(0.03)	nm	$0.39	$(0.10)	nm
EBITDA	$2.3	$0.0	nm	$6.6	$0.2	3497.3%
Cash Flow from Operations	$4.0	$0.7	504.1%	$7.7	$1.6	388.7%
Zedge Premium - Gross Transaction Value (GTV)	$0.25	$0.15	68.0%	$0.67	$0.54	24.5%

nm = not measurable/meaningful

*Numbers may not add due to rounding

1 Throughout this release, EBITDA is a Non-GAAP financial measure intended to provide useful information that supplements Zedge’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of Zedge’s formulation of EBITDA and reconciliations to the most directly comparable GAAP measure.

2We use the following business metrics in the tables below because we believe they are useful in evaluating Zedge as an investment.

●	Zedge Premium Gross Transaction Value, or GTV, is the total dollar amount of transactions conducted through the Zedge Premium Marketplace. As Zedge Premium is an internal focus for growth, we believe that this metric will help investors evaluate the progress we are making in growing this part of our business;

●	Total installs, is a measure of the cumulative number of times the Zedge – Wall Papers and Ringtones app has been downloaded since inception;

●	Monthly active users, or MAU, captures the number of unique users that used our Zedge app during the previous 30-days of the relevant period, is useful for evaluating consumer engagement with our app which correlates to advertising revenue as more users drive more ad impressions for sale. It also allows readers and potential advertisers to evaluate the size of our user base;

●	Average Revenue Per Monthly Active User, or ARPMAU, is a useful statistic in evaluating how well we are monetizing our user base;

●	The term Active Subscriptions is replacing “paid subscriptions” due to changes made by Google Play with respect to how they calculate subscriptions. An active subscription is a subscription that has commenced and not been canceled, including paused subscriptions, and subscriptions in free trials, grace periods, or account hold.

Select Business Metrics: 3rd Quarter Fiscal 2021 versus Fiscal 2020
(in MM except for ARPMAU and where noted)	Q321	Q320	Change
Total Installs - Cumulative	496.6	436.3	13.8%
MAU	34.5	28.8	19.8%
Well-developed Markets	8.9	9.0	-1.1%
Emerging Markets	25.6	19.8	29.3%
ARPMAU	$0.049	$0.022	120.9%
Active Subscriptions (in 000s)	753	399	88.7%

Trended Financial Information:*
(in $M except for EPS, ARPMAU, Paid Subscriptions)	Q120	Q220	Q320	Q420	Q121	Q221	Q321	FY 2019	FY 2020	YTD FY 2021
Total Revenue	$2.0	$2.6	$2.1	$2.7	$3.8	$5.3	$5.3	$8.8	$9.5	$14.3
Advertising Revenue	$1.7	$2.3	$1.5	$2.0	$3.0	$4.4	$4.3	$7.9	$7.4	$11.6
Subscription Revenue	$0.2	$0.3	$0.5	$0.6	$0.7	$0.8	$0.9	$0.2	$1.6	$2.3
Other Revenue	$0.2	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.1	$0.5	$0.4
Operating (loss) Income	$(0.7)	$0.1	$(0.1)	$0.4	$1.1	$2.5	$2.0	$(2.9)	$(0.4)	$5.6
Net (loss) Income	$(0.8)	$0.1	$(0.3)	$0.5	$1.0	$2.3	$1.9	$(3.3)	$(0.6)	$5.3
Diluted Earnings (Loss) Per Share	$(0.08)	$0.01	$(0.03)	$0.04	$0.08	$0.17	$0.13	$(0.33)	$(0.05)	$0.39
EBITDA	$(0.3)	$0.5	$0.0	$0.8	$1.4	$2.9	$2.3	$(1.7)	$1.0	$6.6
Cash Flow from Operations	$0.4	$0.6	$0.7	$0.5	$1.5	$2.3	$4.0	$0.1	$2.1	$7.7
Zedge Premium – GTV	$0.19	$0.20	$0.15	$0.19	$0.21	$0.21	$0.25	$0.49	$0.73	$0.67
MAU	29.7	34.3	28.8	31.9	32.4	35.4	34.5	nm	nm	nm
Well-developed Markets	10.0	11.3	9.0	9.6	9.2	9.5	8.9	nm	nm	nm
Emerging Markets	19.7	23.0	19.8	22.3	23.2	25.9	25.6	nm	nm	nm
ARPMAU	$0.021	$0.026	$0.022	$0.028	$0.036	$0.049	$0.049	nm	nm	nm
Active Subscriptions (in 000s)	200	298	399	504	609	711	753	134	504	753

nm = not measurable/meaningful

*Numbers may not add due to rounding

Fiscal 2021 Commentary

“Based on our strong fiscal year-to-date performance, we are raising our full-year fiscal 2021 expectations for revenue growth of 95-100% while maintaining our track record of strong profitability and cash flow from operations.” concluded Reich.

Earnings Announcement and Supplemental Information

Zedge’s earnings release will be filed on Form 8-K and posted on the Zedge investor relations website (http://investor.zedge.net) at approximately 4:10PM Eastern on June 10, 2021. Management will host an earnings conference call beginning at 4:30PM Eastern. Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the call, please dial Toll Free: 888-506-0062 or International: 973-528-0011, at least five minutes before the 4:30PM Eastern start and ask for the Zedge earnings conference call (entry code: 565120).

The call will also be webcast through investor relations portion of the Company’s website at: https://investor.zedge.net/

Following the call and continuing through Thursday, June 24, 2021 a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 41246.

About Zedge

Zedge is a leading app developer focusing on mobile phone personalization and entertainment. With approximately 497 million organic installs and 35 million monthly active users, “Zedge Wallpapers and Ringtones” is all about personal identity. We’re the hub for self-expression used by millions for mobile phone personalization, social content and fandom art. Our app enables consumers to showcase who they are, what they like, and amplify their persona. Zedge Premium, our marketplace, enables content creators, ranging the gamut from world class celebrities to emerging artists, to display their talent and sell their content to our users. “Shortz – Chat Stories by Zedge” offers serialized, short-form fiction stories delivered as text-messaging conversations and soon to be available as mini-podcasts. Our apps run on our flexible and proven state-of-the-art digital publishing platform. For more information, visit https://www.zedge.net.

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel IRC, MBA

Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

	April 30,	July 31,
	2021	2020
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$24,915	$5,111
Trade accounts receivable, net of allowance for doubtful accounts of $0 at April 30, 2021 and July 31, 2020	2,743	1,407
Prepaid expenses	175	123
Other current assets	72	113
Total current assets	27,905	6,754
Property and equipment, net	2,166	2,584
Goodwill	2,412	2,196
Other assets	561	471
Total assets	$33,044	$12,005
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$337	$290
Insurance premium loan payable	20	-
Accrued expenses and other current liabilities	2,824	1,210
Deferred revenues	1,824	1,338
Total current liabilities	5,005	2,838
Loans Payable	218	218
Other liabilities	179	64
Total liabilities	5,402	3,120
Commitments and contingencies (Notes 8 and 11)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at April 30, 2021 and July 31, 2020	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 13,683 shares issued and 13,625 shares outstanding at April 30, 2021, and 11,788 shares issued and 11,749 shares outstanding at July 31, 2020	137	118
Additional paid-in capital	38,899	25,725
Accumulated other comprehensive loss	(750)	(1,085)
Accumulated deficit	(10,547)	(15,802)
Treasury stock, 58 shares at April 30, 2021 and 40 shares at July 31, 2020, at cost	(102)	(76)
Total stockholders’ equity	27,642	8,885
Total liabilities and stockholders’ equity	$33,044	$12,005

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2021	2020	2021	2020
Revenues	$5,252	$2,079	$14,328	$6,756
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	290	289	907	925
Selling, general and administrative	2,694	1,569	6,859	5,408
Depreciation and amortization	289	348	972	1,216
Income (loss) from operations	1,979	(127)	5,590	(793)
Interest and other income, net	9	2	14	7
Net gain (loss) resulting from foreign exchange transactions	(12)	(200)	21	(239)
Income (loss) before income taxes	1,976	(325)	5,625	(1,025)
Provision for income taxes	44	-	370	1
Net Income (loss)	1,932	(325)	5,255	(1,026)
Other comprehensive income (loss):
Changes in foreign currency translation adjustment	129	(333)	335	(484)
Total other comprehensive income (loss)	129	(333)	335	(484)
Total comprehensive income (loss)	$2,061	$(658)	$5,590	$(1,510)
Income (loss) per share attributable to Zedge, Inc. common stockholders:
Basic	$0.14	$(0.03)	$0.42	$(0.10)
Diluted	$0.13	$(0.03)	$0.39	$(0.10)
Weighted-average number of shares used in calculation of income (loss) per share:
Basic	13,676	11,979	12,531	10,793
Diluted	14,570	11,979	13,323	10,793

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(unaudited)

	Nine Months Ended
	April 30,
	2021	2020

Operating activities
Net income (loss)	$5,255	$(1,026)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	972	1,216
Stock-based compensation	488	397
Change in assets and liabilities:
Trade accounts receivable	(1,336)	198
Prepaid expenses and other current assets	171	259
Other assets	75	24
Trade accounts payable and accrued expenses	1,626	(37)
Deferred revenue	486	552
Net cash provided by operating activities	7,737	1,583
Investing activities
Capitalized software and technology development costs and purchase of equipment	(543)	(613)
Investment in private company	(50)	-
Net cash used in investing activities	(593)	(613)
Financing activities
Proceeds from sales of Class B Common Stock	12,355	2,250
Payment of issuance costs	(469)	(141)
Proceeds from PPP loan payable	-	218
Repayment of insurance premium loan payable	(161)	(125)
Proceeds from exercise of stock options	819	4
Purchase of treasury stock in connection with restricted stock and deferred stock units vesting	(26)	(29)
Net cash provided by financing activities	12,518	2,177
Effect of exchange rate changes on cash and cash equivalents	142	(126)
Net increase in cash and cash equivalents	19,804	3,021
Cash and cash equivalents at beginning of period	5,111	1,609
Cash and cash equivalents at end of period	$24,915	$4,630

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for income taxes	$1	$3
Cash payments made for interest expenses	$2	$1
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Note payable issued for insurance premium financing	$181	$-

Use of EBITDA as a Non-GAAP Measure

EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that EBITDA is useful in evaluating our core operating results. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Reconciliation of EBITDA to Net Income Loss)	Q120	Q220	Q320	Q420	Q121	Q221	Q321	FY 2019	FY 2020	YTD FY 2021
Net (Loss) Income	$(0.8)	$0.1	$(0.3)	$0.5	$1.0	$2.3	$1.9	$(3.3)	$(0.6)	$5.3
Excluding:
Interest and other income (expense), net	$0.0	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$0.2	$(0.0)	$(0.0)
Provision for income taxes	$0.0	$0.0	$0.0	$0.0	$0.0	$0.3	$0.0	$0.0	$0.0	$0.3
Depreciation and amortization	$0.5	$0.4	$0.3	$0.4	$0.4	$0.3	$0.3	$1.4	$1.6	$1.0
EBITDA	$(0.3)	$0.5	$0.0	$0.8	$1.4	$2.9	$2.3	$(1.7)	$1.0	$6.5